Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Common Stock Dividend for Fourth Quarter 2017 and Series A Preferred Stock Dividend

NEW YORK, September 26, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that it intends to continue paying monthly dividends on its shares of common stock (the “Common Stock”) at an annualized rate of $2.13 per share or $0.5325 per share on a quarterly basis. Dividends on the Common Stock will be paid on a monthly basis to Common Stock holders of record at the close of business on the 8th day of each month, payable on the 15th day of such month (or, if not a business day, the next succeeding business day).

Accordingly, GNL declared a dividend of $0.1775 per share payable on each of October 16, 2017, November 15, 2017 and December 15, 2017 to Common Stock holders of record at the close of business on October 6, 2017, November 8, 2017 and December 8, 2017, respectively.

GNL also announced today that it intends to pay its first quarterly dividend on its 7.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at an annualized rate of $1.8125 per share or $0.453125 per share on a quarterly basis. The first quarterly dividend payment date for the Series A Preferred Stock will be October 16, 2017 and will represent an accrual for less than a full quarter, covering the period from September 12, 2017 to September 30, 2017. Accordingly, GNL declared a dividend of $0.095660 per share payable on October 16, 2017 to Series A Preferred Stock holders of record at the close of business on October 6, 2017.

Under the terms of the Series A Preferred Stock, dividends on the Series A Preferred Stock will be payable quarterly in arrears on the 15th day of each of January, April, July and October of each year (or, if not a business day, the next succeeding business day) to Series A Preferred Stock holders of record on the applicable record date.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6500